Exhibit 99.1
FINISAR LETTERHEAD
FOR IMMEDIATE RELEASE
Contact:
Steve Workman
VP Finance, Chief Financial Officer
408-548-1000
Investor Relations
408-542-5050
investor.relations@Finisar.com
Finisar Chairman Steps Down But Remains on Board
Adopts 10b5-1 Stock Trading Plan
SUNNYVALE, Calif.—(Market Wire)—January 3, 2006—Finisar Corporation (Nasdaq: FNSR), a technology leader in gigabit fiber optic solutions for high-speed data networks, today reported that Dr. Frank Levinson, a founder of the Company, has entered into an agreement whereby he will resign as the Company’s Chief Technical Officer and relinquish his title of Chairman of the Board. Dr. Levinson will remain on Finisar’s Board of Directors and continue providing services to the Company pursuant to a consulting arrangement. At the same time, the Company announced that Dr. Levinson had adopted a personal stock trading plan pursuant to, and intended to comply with, Rule 10b5-1 under the Securities Exchange Act of 1934.
Under the stock trading plan, Dr. Levinson plans to sell up to 8.5 million shares of Finisar common stock which represents approximately 33% of his total holdings, including vested stock options, over a two year period commencing on January 3, 2006, as part of a strategy for personal financial and estate planning purposes. Sales will be made at predetermined stock prices set forth in the plan over this period of time.
Rule 10b5-1 allows corporate officers and directors to adopt written, prearranged stock trading plans when they are not in possession of material, non-public information. Shares sold pursuant to the plan adopted by Dr. Levinson will be disclosed publicly through Form 144 and Form 4 filings as required by the SEC.
ABOUT FINISAR
Finisar Corporation (Nasdaq: FNSR) is a technology leader for fiber optic components and subsystems and network test and monitoring systems. These products enable high-speed data communications for networking and storage applications over Gigabit Ethernet Local Area Networks (LANs), Fibre Channel Storage Area Networks (SANs), and Metropolitan Area Networks (MANs) using Fibre Channel, IP, SAS, SATA and SONET/SDH protocols. The Company’s headquarters is in Sunnyvale, California, USA. www.finisar.com.